Exhibit 99.1

Sterling Reports Fourth Quarter and Full Year 2023 Results

Successful Execution on 2023 Goals and Long-Term Strategy

Early Realization of $25M Annualized Cost Savings Target

Separately Announces Transaction with First Advantage; Cancels Q4 2023 Earnings Conference Call

OHIO, February 29, 2024 (GLOBENEWSWIRE) – Sterling Check Corp. (NASDAQ: STER) (“Sterling” or “the Company”) a leading global provider of technology-enabled background and identity verification services, today announced financial results for the fourth quarter and full year ended December 31, 2023.

Fourth Quarter 2023 Highlights

All results compared to prior-year period.

•

Revenues decreased 0.3% year-over-year to $169.4 million. Organic constant currency revenue decreased 2.8% and inorganic revenue growth was 2.2%. Organic revenue growth included a return to our long-term growth target of 7% for new business and an acceleration in up-sell/cross-sell to 8% alongside continued delivery on our long-term target for gross revenue retention of 96%.

•	GAAP net loss decreased year-over-year to a loss of $3.4 million, or $(0.04) per diluted share, compared to GAAP net loss of $7.7 million, or $(0.08) per diluted share, for the prior year period.

•

Adjusted EBITDA increased 1.5% year-over-year to $41.9 million. Adjusted EBITDA Margin increased 40 bps year-over-year to 24.7% due to continued progress in our cost optimization programs and financial discipline.

•

Adjusted Net Income decreased 3.8% year-over-year to $19.7 million. Adjusted Earnings Per Share—diluted was flat year-over-year at $0.21 per diluted share due to the benefit of our share repurchase program.

Full Year 2023 Highlights

All results compared to prior-year period.

•

Revenues decreased 6.1% year-over-year to $719.6 million. Organic constant currency revenue decreased 8.2% as base declines offset solid results in other growth drivers in our control. Inorganic revenue growth was 2.3%.

•	GAAP net loss was $0.1 million, or $0.00 per diluted share, compared to net income of $19.4 million, or $0.20 per diluted share, for the prior year period.

•	Adjusted EBITDA decreased 6.8% year-over-year to $185.0 million. Adjusted EBITDA Margin decreased 20 bps year-over-year to 25.7%.

•	Adjusted Net Income decreased 11.9% year-over-year to $93.9 million. Adjusted Earnings Per Share—diluted decreased 7.4% year-over-year to $1.00 per diluted share.

Organic constant currency revenue growth (decline), Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share—diluted are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of these measures to their most directly comparable GAAP measures, as applicable.

Josh Peirez, Sterling CEO, said, “The fourth quarter of 2023 capped off a solid year in which we made continued progress on our long-term strategy and near-term focus areas. Throughout the year, we executed on the items within our control, both on the top line and in our cost structure, and our focused efforts have enabled early realization of our $25M annualized cost savings target as well as an enhanced revenue exit velocity going into 2024.

The challenges created by the macro environment in 2023 lasted longer than we had anticipated, leading to base declines in excess of our initial expectations. Still, we saw strong results and improvement through the year, including substantial acceleration in our new business and up-sell/cross-sell during the fourth quarter. During the quarter, we achieved or exceeded our long-term targets for all revenue drivers in our control – new business, up/cross-sell, and customer attrition – an exciting accomplishment which provides us significant momentum for 2024 in addition to the benefit of easier year-over-year comps in our base business.”

Mr. Peirez continued, “2023 was also a year of compelling success in M&A. The integration of our two acquisitions, Socrates and A-Check, continues to yield benefits, and we were excited to announce the acquisition of Vault Workforce Screening in early January 2024. Ownership of Vault extends Sterling’s drug and health testing capabilities with a broader range of clinical options, delivery channels, and service models. This acquisition helps us strategically in-source a key component of our supply chain and build scale within the attractive healthcare and industrials verticals, enabling Sterling to better meet hiring demands and drive growth, consistent with our long-term strategy to expand through organic revenue growth and strategic M&A.”

Fourth Quarter 2023 Results

	Three Months Ended December 31,
(in thousands, except per share data and percentages)	2023	2022	Change
Revenues	$169,416	$169,920	(0.3)%
Net loss	$(3,384)	$(7,700)	(56.1)%
Net loss margin	(2.0)%	(4.5)%	250 bps
Net loss per share—diluted	$(0.04)	$(0.08)	(50.0)%

Adjusted EBITDA(1)	$41,916	$41,297	1.5%
Adjusted EBITDA Margin(1)	24.7%	24.3%	40 bps
Adjusted Net Income(1)	$19,686	$20,474	(3.8)%
Adjusted Earnings Per Share—diluted(1)	$0.21	$0.21	—%

(1)

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share—diluted are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of these measures to their most directly comparable GAAP measures.

Revenue for the fourth quarter of 2023 was $169.4 million, a decrease of $0.5 million, or 0.3%, compared to $169.9 million for the fourth quarter of 2022. The revenue decrease for the fourth quarter of 2023 included a 2.8% organic constant currency revenue decrease, partially offset by 2.2% inorganic revenue growth from the acquisitions of Socrates and A-Check and 0.3% benefit due to the impact of fluctuations in foreign exchange currency rates. The organic revenue decrease was driven by a 14% decrease in base business with existing clients due to macro uncertainty, which offset growth of 11% from the combination of new clients, up-sell / cross-sell, and attrition.

Full Year 2023 Results

	Year Ended December 31,
(in thousands, except per share data and percentages)	2023	2022	Change
Revenues	$719,640	$766,782	(6.1)%
Net (loss) income	$(116)	$19,410	(100.6)%
Net (loss) income margin	—%	2.5%	(250	) bps
Net income per share—diluted	$0.00	$0.20	N/M

Adjusted EBITDA(1)	$185,024	$198,503	(6.8)%
Adjusted EBITDA Margin(1)	25.7%	25.9%	(20	) bps
Adjusted Net Income(1)	$93,910	$106,545	(11.9)%
Adjusted Earnings Per Share—diluted(1)	$1.00	$1.08	(7.4)%

(1)

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Earnings Per Share—diluted are non-GAAP measures. Please see the schedules accompanying this earnings release for a reconciliation of these measures to their most directly comparable GAAP measures.

Revenue for full year 2023 was $719.6 million, a decrease of $47.1 million, or 6.1%, as compared to $766.8 million for full year 2022. The revenue decline in full year 2023 included 8.2% organic constant currency revenue decline and a 0.2% unfavorable impact of fluctuations in foreign exchange currency rates partially offset by 2.3% inorganic revenue growth from the acquisitions of Socrates Limited (“Socrates”) and A-Check Global (“A-Check”). The organic revenue decrease was driven by a 15% decrease in base business with existing clients due to macro uncertainty, which offset growth of 7% from the combination of new clients, up-sell / cross-sell, and attrition.

Balance Sheet and Cash Flow

As of December 31, 2023, cash and cash equivalents were $54.2 million and total debt was $498.0 million, compared to cash and cash equivalents of $103.1 million and total debt of $505.5 million as of December 31, 2022. The decrease in cash since December 31, 2022 was primarily driven by the acquisitions of Socrates and A-Check (funded with $49.5 million of cash on hand) and repurchases of Sterling’s common stock ($67.8 million) during the year. Sterling ended the fourth quarter of 2023 with a net leverage ratio of 2.4x net debt to Adjusted EBITDA. As of December 31, 2023, available borrowings under Sterling’s revolving credit facility, net of letters of credit outstanding, were $193.8 million.

For the year ended December 31, 2023, Sterling generated net cash provided by operating activities of $96.9 million, compared to $104.3 million for the prior year period. Capital expenditures for the year ended December 31, 2023 totaled $20.4 million, compared to $20.2 million for the prior year period. For the year ended December 31, 2023, Sterling had $76.5 million of Free Cash Flow, compared to $84.1 million of Free Cash Flow for the prior year period. The decrease in Free Cash Flow compared to the prior year period was primarily driven by lower operating income and higher interest expense.

Sterling acquired Vault Workforce Screening for approximately $70 million in January 2024. The purchase price was funded through a combination of revolving credit facility drawdown (approximately $65 million) and cash on hand (approximately $5 million).

Free Cash Flow is a non-GAAP measure. Please see the schedule accompanying this earnings release for a reconciliation of Free Cash Flow to net cash provided by operating activities, its most directly comparable GAAP measure.

Transaction Conference Call Details

In a separate press release issued today, Sterling announced it has entered into a definitive agreement to combine with First Advantage Corporation (“First Advantage”). First Advantage will host a conference call to review its fourth quarter and full year 2023 results and discuss details of the transaction today, February 29, 2024, at 8:30 a.m. ET. Details for such call are available in the separate press release issued today. In light of the transaction announcement, Sterling will forego its fourth quarter and full year 2023 earnings conference call.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and it is intended that all forward-looking statements that we make will be subject to the safe harbor protections created thereby. Forward-looking statements can be identified by forward-looking terminology such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “projection,” “seek,” “should,” “will” or “would,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements that address market trends or projections about the future, and statements regarding Sterling’s expectations, beliefs, plans, strategies, objectives, prospects or assumptions, or statements regarding future events or performance, contained in this release are forward-looking statements. Sterling has based these forward-looking statements on current expectations, assumptions, estimates and projections. Such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond Sterling’s control. Important factors relating to the proposed transaction with First Advantage could also cause actual future events to differ materially from the forward-looking statements in this release, including but not limited to: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, (ii) the failure to satisfy the conditions to the consummation of the proposed transaction, including the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (iv) the effect of the announcement or pendency of the proposed transaction on Sterling’s business relationships, operating results, and business generally, (v) risks that the proposed transaction disrupts current plans and operations of Sterling or First Advantage and potential difficulties in Sterling employee retention as a result of the proposed transaction, (vi) risks related to diverting management’s attention from Sterling’s ongoing business operations, (vii) unexpected costs, charges or expenses resulting from the proposed transaction, (viii) certain restrictions during the pendency of the proposed transaction that may impact Sterling’s ability to pursue certain business opportunities or strategic transactions and

(ix) the outcome of any legal proceedings that may be instituted against First Advantage or against Sterling related to the Merger Agreement or the proposed transaction. These and other important factors, including those discussed more fully elsewhere in this release and in Sterling’s filings with the Securities and Exchange Commission, particularly Sterling’s most recently filed Annual Report on Form 10-K and Sterling’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements, or could affect Sterling’s share price. The forward-looking statements contained in this release are not guarantees of future performance and actual results of operations, financial condition, and liquidity, and the development of the industry in which Sterling operates, may differ materially from the forward-looking statements contained in this release. Any forward-looking statement made in this release speaks only as of the date of such statement. Except as required by law, Sterling does not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this release.

Non-GAAP Financial Information

This release contains “non-GAAP financial measures,” which are financial measures that are not calculated and presented in accordance with GAAP.

Specifically, Sterling makes use of the non-GAAP financial measures “organic constant currency revenue growth (decline)”, “Adjusted EBITDA,” “Adjusted EBITDA Margin,” “Adjusted Net Income,” “Adjusted Earnings Per Share” and “Free Cash Flow” to assess the performance of its business.

Organic constant currency revenue growth (decline) is calculated by adjusting for inorganic revenue growth (decline), which is defined as the impact to revenue growth (decline) in the current period from merger and acquisition (“M&A”) activity that has occurred over the past twelve months, and converting the current period revenue at foreign currency exchange rates consistent with the prior period. For the year ended December 31, 2023, we have provided the impact of revenue from the acquisitions of Socrates and A-Check during the first quarter of 2023. We present organic constant currency revenue growth (decline) because we believe it assists investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance; however, it has limitations as an analytical tool, and you should not consider such a measure either in isolation or as a substitute for analyzing our results as reported under GAAP. In particular, organic constant currency revenue growth (decline) does not reflect M&A activity or the impact of foreign currency exchange rate fluctuations.

Adjusted EBITDA is defined as net income (loss) adjusted for provision (benefit) for income taxes, interest expense, depreciation and amortization, stock-based compensation, transaction expenses related to the IPO, one-time public company transition expenses and costs associated with financing transactions, M&A activity, optimization and restructuring, technology transformation costs, foreign currency (gains) and losses and other costs affecting comparability. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue for the applicable period. We present Adjusted EBITDA and Adjusted EBITDA Margin because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and our board of directors use Adjusted EBITDA and Adjusted EBITDA Margin to evaluate the factors and trends affecting our business to assess our financial performance and in preparing and approving our annual budget and believe they are helpful in highlighting trends in our core operating performance. Further, our executive incentive compensation is based in part on components of Adjusted EBITDA. Adjusted EBITDA and Adjusted EBITDA Margin have limitations as analytical tools and should not be considered in isolation or as substitutes for our results as reported under GAAP. Adjusted EBITDA excludes items that can have a significant effect on our profit or loss and should, therefore, be considered only in conjunction with net income (loss) for the period. Because not all companies use identical calculations, these measures may not be comparable to other similarly titled measures of other companies.

Adjusted Net Income is a non-GAAP profitability measure. Adjusted Net Income is defined as net income (loss) adjusted for amortization of acquired intangible assets, stock-based compensation, transaction expenses related to the IPO, one-time public company transition expenses and costs associated with financing transactions, M&A activity, optimization and restructuring, technology transformation costs, and certain other costs affecting comparability, adjusted for the applicable tax rate. Adjusted Earnings Per Share is defined as Adjusted Net Income divided by diluted weighted average shares for the applicable period. We present Adjusted Net Income and Adjusted Earnings Per Share because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding certain material non-cash items and unusual items that we do not expect to continue at the same level in the future. Our management believes that the inclusion of supplementary adjustments to net income (loss) applied in presenting Adjusted Net Income provide additional information to investors about certain material non-cash items and about items that we do not expect to continue at the same level in the future. Adjusted Net Income and Adjusted Earnings Per Share have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing our results as reported under GAAP.

Free Cash Flow is defined as Net Cash provided by (used in) Operating Activities minus purchases of property and equipment and purchases of intangible assets and capitalized software. We present Free Cash Flow because we believe it provides cash available for strategic measures, after making necessary capital investments in property and equipment to support ongoing business operations, and provides investors with the same measures that management uses as the basis for making resource allocation decisions. Free Cash Flow has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP.

About Sterling

Sterling—a leading provider of background and identity services—offers background and identity verification to help over 50,000 clients create people-first cultures built on foundations of trust and safety. Sterling’s tech-enabled services help organizations across all industries establish great environments for their workers, partners, and customers. With operations around the world, Sterling conducted more than 103 million searches in the twelve months ended December 31, 2023.

Contacts

Investors

Judah Sokel

IR@sterlingcheck.com

Media

Angela Stelle

Angela.Stelle@sterlingcheck.com

CONSOLIDATED FINANCIAL STATEMENTS

STERLING CHECK CORP.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except share and per share data)	2023	2022	2023	2022
REVENUES	$169,416	$169,920	$719,640	$766,782
OPERATING EXPENSES:
Cost of revenues (exclusive of depreciation and amortization below)	91,961	92,729	384,653	407,683
Corporate technology and production systems	9,706	11,681	44,415	50,487
Selling, general and administrative	39,012	48,829	173,755	175,459
Depreciation and amortization	15,736	16,542	62,853	73,140
Impairments and disposals of long-lived assets	178	203	7,371	1,008

Total operating expenses	156,593	169,984	673,047	707,777

OPERATING INCOME (LOSS)	12,823	(64)	46,593	59,005

OTHER EXPENSE (INCOME):
Interest expense, net	9,330	8,828	36,233	29,547
Gain on interest rate swaps	—	—	—	(297)
Other income	(521)	(612)	(1,891)	(2,034)
Loss on extinguishment of debt	—	3,673	—	3,673

Total other expense, net	8,809	11,889	34,342	30,889

INCOME (LOSS) BEFORE INCOME TAXES	4,014	(11,953)	12,251	28,116
Income tax provision (benefit)	7,398	(4,253)	12,367	8,706

NET (LOSS) INCOME	$(3,384)	$(7,700)	$(116)	$19,410

Unrealized loss on hedged transactions, net of tax benefit of $(1,746), $0, $(702) and $0, respectively	(5,022)	—	(3,468)	—
Foreign currency translation adjustments, net of tax benefit of $(138), $(288), $(138) and $(288), respectively	2,694	2,985	2,425	(5,005)

Total other comprehensive (loss) income	(2,328)	2,985	(1,043)	(5,005)

COMPREHENSIVE (LOSS) INCOME	$(5,712)	$(4,715)	$(1,159)	$14,405

Net (loss) income per share attributable to stockholders
Basic	$(0.04)	$(0.08)	$0.00	$0.21
Diluted	$(0.04)	$(0.08)	$0.00	$0.20
Weighted average number of shares outstanding
Basic	89,816,230	94,080,123	91,587,311	94,052,435
Diluted	89,816,230	94,080,123	91,587,311	98,866,004

STERLING CHECK CORP.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
(in thousands, except share and par value amounts)	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$54,224	$103,095
Accounts receivable (net of allowance for credit losses of $2,816 and $2,304 at December 31, 2023 and 2022, respectively)	142,179	139,579
Insurance receivable	2,937	921
Prepaid expenses	9,651	13,433
Other current assets	15,800	13,654

Total current assets	224,791	270,682
Property and equipment, net	7,695	10,341
Goodwill	879,408	849,609
Intangible assets, net	230,212	241,036
Deferred tax assets	4,818	4,452
Operating leases right-of-use asset	6,452	20,084
Other noncurrent assets, net	10,067	11,050

TOTAL ASSETS	$1,363,443	$1,407,254

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$38,879	$38,372
Litigation settlement obligation	5,279	4,165
Accrued expenses	63,987	67,047
Current portion of long-term debt	15,000	7,500
Operating leases liability, current portion	4,219	3,717
Income tax payable, current portion	8,933	278
Other current liabilities	11,839	12,661

Total current liabilities	148,136	133,740
Long-term debt, net	479,788	493,990
Deferred tax liabilities	14,239	23,707
Long-term operating leases liability, net of current portion	7,278	16,835
Other liabilities	12,058	2,336

Total liabilities	661,499	670,608

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock ($0.01 par value; 100,000,000 shares authorized; no shares issued or outstanding)	—	—
Common stock ($0.01 par value; 1,000,000,000 shares authorized; 99,966,158 shares issued and 93,194,403 shares outstanding at December 31, 2023; 97,765,120 shares issued and 96,717,883 shares outstanding at December 31, 2022)	98	76
Additional paid-in capital	983,283	942,789
Common stock held in treasury (6,771,755 and 1,047,237 shares at December 31, 2023 and 2022, respectively)	(88,918)	(14,859)
Accumulated deficit	(186,564)	(186,448)
Accumulated other comprehensive loss	(5,955)	(4,912)

Total stockholders’ equity	701,944	736,646

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,363,443	$1,407,254

STERLING CHECK CORP.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(in thousands)	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) income	$(116)	$19,410
Adjustments to reconcile net (loss) income to net cash provided by operations
Loss on extinguishment of debt	—	3,673
Depreciation and amortization	62,853	73,140
Deferred income taxes	(13,875)	(3,344)
Stock-based compensation	34,650	23,805
Impairments and disposals of long-lived assets	7,371	1,008
Provision for bad debts	937	877
Amortization of financing fees	1,078	453
Amortization of debt discount	798	1,675
Deferred rent	(158)	(226)
Unrealized translation gain (loss) on investment in foreign subsidiaries	183	(2,345)
Changes in fair value of derivatives	—	(4,102)
Change in fair value of contingent consideration, net	(2,631)	—
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	1,481	(11,184)
Insurance receivable	(2,015)	921
Prepaid expenses	4,852	(1,101)
Other assets	(94)	(4,515)
Accounts payable	111	7,885
Litigation settlement obligation	1,114	4,165
Accrued expenses	(4,610)	303
Other liabilities	4,932	(6,235)

Net cash provided by operations	96,861	104,263

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(2,560)	(4,498)
Purchases of intangible assets and capitalized software	(17,802)	(15,689)
Acquisitions, net of cash acquired	(49,210)	—
Proceeds from disposition of property and equipment	122	51

Net cash used in investing activities	(69,450)	(20,136)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock	5,361	2,416
Repurchases of common stock	(67,762)	(13,962)
Payments of initial public offering issuance costs	—	(225)
Cash paid for tax withholding on vesting of restricted shares	(5,697)	—
Payments of long-term debt	(7,500)	(510,340)
Proceeds from term loan borrowings	—	300,000
Repayments of revolving credit facility	—	(17,495)
Borrowings on revolving credit facility	—	222,989
Payments of debt issuance costs	—	(9,093)
Payment of contingent consideration for acquisition	(305)	(226)
Payments of finance lease obligations	—	(3)

Net cash used in financing activities	(75,903)	(25,939)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(379)	(3,091)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(48,871)	55,097
CASH AND CASH EQUIVALENTS
Beginning of period	103,095	47,998

Cash and cash equivalents at end of period	$54,224	$103,095

RECONCILIATION OF CONSOLIDATED NON-GAAP FINANCIAL MEASURES

The following table reconciles revenue decline, the most directly comparable GAAP measure, to organic constant currency revenue decline for the three months and year ended December 31, 2023. For the three months and year ended December 31, 2023, we have provided the impact of revenue from the acquisitions of Socrates and A-Check.

	Three Months Ended December 31, 2023	Year Ended December 31, 2023
Reported revenue decline	(0.3)%	(6.1)%
Inorganic revenue growth(1)	2.2%	2.3%
Impact from foreign currency exchange(2)	0.3%	(0.2)%

Organic constant currency revenue decline	(2.8)%	(8.2)%

(1)	Impact to revenue growth (decline) in the current period from M&A activity that has occurred over the past twelve months.
(2)	Impact to revenue growth (decline) in the current period from fluctuations in foreign currency exchange rates.

The following table reconciles net (loss) income, the most directly comparable GAAP measure, to Adjusted EBITDA for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
(dollars in thousands)	2023	2022	2023	2022
Net (loss) income	$(3,384)	$(7,700)	$(116)	$19,410
Income tax provision (benefit)	7,398	(4,253)	12,367	8,706
Interest expense, net	9,330	8,828	36,233	29,547
Depreciation and amortization	15,736	16,542	62,853	73,140
Stock-based compensation	7,466	6,381	34,650	23,805
Loss on extinguishment of debt	—	3,673	—	3,673
Transaction expenses(1)	2,381	4,902	12,878	11,493
Restructuring(2)	2,574	5,112	21,355	9,024
Technology transformation(3)	254	3,728	3,922	16,794
Settlements impacting comparability(4)	131	3,106	131	3,319
Gain on interest rate swaps(5)	—	(1)	—	(297)
Other(6)	30	978	751	(111)

Adjusted EBITDA	$41,916	$41,297	$185,024	$198,503

Adjusted EBITDA Margin	24.7%	24.3%	25.7%	25.9%

(1)

Consists of transaction expenses related to M&A, associated earn-outs, one-time public company transition expenses and ancillary non-recurring public company expenses and fees associated with financing transactions. For the three months ended December 31, 2023, costs consisted of M&A related costs for the acquisitions of Socrates, A-Check, and Vault. For the three months ended December 31, 2022, costs included approximately $1.4 million of one-time public company transition expenses and approximately $3.4 million related to M&A activity for the acquisitions of EBI and Socrates. For the year ended December 31, 2023, costs consisted primarily of $8.8 million of M&A related costs for the acquisitions of Socrates, A-Check and Vault, $1.2 million of M&A costs for the EBI acquisition primarily due to the acceleration of contract costs related to the completion of the EBI platform migration, and $2.9 million of registration statement costs, costs to support the secondary public offering in June 2023, one-time public company transition expenses and expenses related to executing our interest rate swap. For the year ended December 31, 2022, costs consisted primarily of $5.4 million of one-time public company transition expenses and ancillary non-recurring public company expenses and expenses related to our credit agreement refinancing, and $6.1 million related to M&A activity for the acquisitions of EBI and Socrates.

(2)

Consists of restructuring-related costs, including executive recruiting and severance charges, and lease termination costs and disposal of fixed assets related to our real estate consolidation efforts. Beginning in 2020, we began executing a virtual-first strategy, closing offices and reducing office space globally. In 2022, we began executing on a restructuring program to realign senior leadership and functions with the goal of elevating our go-to-market strategy and accelerating our technology and product innovation. At the end of 2022, we also launched Project Nucleus which we expect to drive meaningful cost savings and efficiency gains in our cost of revenues. For the three months ended December 31, 2023, costs consisted of $2.2 million of restructuring-related charges and $0.4 million in connection with executing against our real estate consolidation program. For the three months ended December 31, 2022, costs include approximately $4.8 million of restructuring-related severance charges as well as one-time consulting and other costs and approximately $0.2 million in expenses related to our real estate consolidation program, primarily due to the exit of EBI’s office. For the three months ended March 31, 2023, costs consisted of $2.9 million of restructuring-related charges and $0.3 million of real estate consolidation costs. For the year ended December 31, 2023, costs consisted of $10.3 million in connection with executing against our real estate consolidation program, which included a $5.3 million impairment charge on ROU assets, $3.2 million of accelerated rent, facilities costs and other charges in connection with office closures, as well as $1.8 million of fixed asset disposals and $11.1 million of restructuring-related charges. For the year ended December 31, 2022, costs include approximately $6.9 million of restructuring-related severance and other charges.

(3)

Includes costs related to technology modernization, as well as costs related to decommissioning of on-premise production systems and redundant fulfillment systems of acquired companies and the migration to our platform. We believe that these costs are discrete and non-recurring in nature, as they relate to a one-time restructuring and decommissioning of our on-premise production systems and corporate technological infrastructure and the move to a managed service provider, decommissioning redundant fulfillment systems and modernizing internal functional systems. As such, they are not normal, recurring operating expenses and are not reflective of ongoing trends in the cost of doing business. The significant majority of these are related to the last two phases of Project Ignite, a three-phase strategic investment initiative launched in 2019 to create an enterprise-class global platform, with the remainder related to an investment made to modernize internal functional systems in preparation for our public company infrastructure. Phase two of Project Ignite was completed in 2022 and phase three of Project Ignite was completed in the first quarter of 2023. For the three months ended December 31, 2023, $0.3 million related to decommissioning of the redundant production and fulfillment systems of A-Check and the redundant fulfillment systems of Socrates. For the three months ended December 31, 2022, investment related to Project Ignite was $3.2 million and $0.5 million for decommissioning of the on-premise production system and decommissioning of the redundant fulfillment system of EBI and migrating onto our platform. For the year ended December 31, 2023, investment related to the conclusion of Project Ignite was $3.1 million and the remaining $0.8 million related to costs for decommissioning of the on-premise production system and decommissioning of the redundant fulfillment system of EBI and migrating onto our platform and decommissioning costs of the A-Check and Socrates systems. For the year ended December 31, 2022, $2.4 million related primarily to decommissioning of the on-premise production system and decommissioning of the redundant fulfillment system of EBI and migrating onto our platform and the remaining $14.4 million represented the investment in Project Ignite.

(4)

Consists of non-recurring settlements and the related legal fees impacting comparability. For the three months ended December 31, 2023, costs include $0.1 million, net of insurance recovery, for a class action case settled during the period. For the three months ended December 31, 2022, costs include $3.1 million, net of insurance recovery, for certain class action cases settled during the period. For the year ended December 31, 2023, costs include $0.1 million, net of insurance recovery, for a class action case settled during the period. For the year ended December 31, 2022, costs include legal settlements totaling $3.3 million, net of insurance recovery, for certain class action cases settled in the year. These legal settlement related costs were discrete and non-recurring in nature and we do not expect them to occur in future periods.

(5)

Consists of gains or losses on historical non-designated derivative interest rate swaps. See Part II. Item 7A. “Quantitative and Qualitative Disclosures about Market Risk—Interest Rate Risk” in our Annual Report on Form 10-K for the year ended December 31, 2023 for additional information on interest rate swaps.

(6)	Consists of gains or losses on foreign currency transactions and impairment of capitalized software.

The following table presents the calculation of Net (loss) income margin and Adjusted EBITDA Margin for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
(dollars in thousands)	2023	2022	2023	2022
Net (loss) income	$(3,384)	$(7,700)	$(116)	$19,410
Adjusted EBITDA	$41,916	$41,297	$185,024	$198,503
Revenues	$169,416	$169,920	$719,640	$766,782
Net (loss) income margin	(2.0)%	(4.5)%	—%	2.5%
Adjusted EBITDA Margin	24.7%	24.3%	25.7%	25.9%

The following table reconciles net income (loss), the most directly comparable GAAP measure, to Adjusted Net Income and Adjusted Earnings Per Share for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share amounts)	2023	2022	2023	2022
Net (loss) income	$(3,384)	$(7,700)	$(116)	$19,410
Income tax provision (benefit)	7,398	(4,253)	12,367	8,706

Income (loss) before income taxes	4,014	(11,953)	12,251	28,116
Amortization of acquired intangible assets	10,451	10,753	41,758	48,783
Stock-based compensation	7,466	6,381	34,650	23,805
Loss on extinguishment of debt	—	3,673	—	3,673
Transaction expenses(1)	2,381	4,902	12,878	11,493
Restructuring(2)	2,574	5,112	21,355	9,024
Technology transformation(3)	254	3,728	3,922	16,794
Settlements impacting comparability(4)	131	3,106	131	3,319
Gain on interest rate swaps(5)	—	—	—	(297)
Other(6)	30	978	751	(111)

Adjusted Net Income before income tax effect	27,301	26,680	127,696	144,599
Income tax effect(7)	7,615	6,206	33,786	38,054

Adjusted Net Income	$19,686	$20,474	$93,910	$106,545

Net (loss) income per share—basic	$(0.04)	$(0.08)	$0.00	$0.21
Net (loss) income per share—diluted	$(0.04)	$(0.08)	$0.00	$0.20
Adjusted Earnings Per Share—basic	$0.22	$0.22	$1.03	$1.13
Adjusted Earnings Per Share—diluted	$0.21	$0.21	$1.00	$1.08

(1)

Consists of transaction expenses related to M&A, associated earn-outs, one-time public company transition expenses and ancillary non-recurring public company expenses and fees associated with financing transactions.

(2)

Consists of restructuring-related costs, including executive recruiting and severance charges, and lease termination costs and disposal of fixed assets related to our real estate consolidation efforts. Beginning in 2020, we began executing a virtual-first strategy, closing offices and reducing office space globally. In 2022, we began executing on a restructuring program to realign senior leadership and functions with the goal of elevating our go-to-market strategy and accelerating our technology and product innovation. At the end of 2022, we also launched Project Nucleus which we expect to drive meaningful cost savings and efficiency gains in our cost of revenues.

(3)

Includes costs related to technology modernization, as well as costs related to decommissioning of on-premise production systems and redundant fulfillment systems of acquired companies and the migration to our platform. We believe that these costs are discrete and non-recurring in nature, as they relate to a one-time restructuring and decommissioning of our on-premise production systems and corporate technological infrastructure and the move to a managed service provider, decommissioning redundant fulfillment systems and modernizing internal functional systems. As such, they are not normal, recurring operating expenses and are not reflective of ongoing trends in the cost of doing business. The significant majority of these are related to the last two phases of Project Ignite, a three-phase strategic investment initiative launched in 2019 to create an enterprise-class global platform, with the remainder related to an investment made to modernize internal functional systems in preparation for our public company infrastructure. Phase two of Project Ignite was completed in 2022 and phase three of Project Ignite was completed in the first quarter of 2023.

(4)	Consists of non-recurring settlements and the related legal fees impacting comparability.
(5)

Consists of gains or losses on historical non-designated derivative interest rate swaps. See Part II. Item 7A. “Quantitative and Qualitative Disclosures about Market Risk—Interest Rate Risk” in our Annual Report on Form 10-K for the year ended December 31, 2023 for additional information on interest rate swaps.

(6)	Consists of gains or losses on foreign currency transactions and impairment of capitalized software.
(7)

Normalized effective tax rates of 27.9% and 23.3% have been used to compute Adjusted Net Income for the three months ended December 31, 2023 and 2022, respectively. Normalized effective tax rates of 26.5% and 26.3% have been used to compute Adjusted Net Income for the year ended December 31, 2023 and 2022, respectively. As of December 31, 2023, we had net operating loss carryforwards of approximately $15.7 million for federal income tax purposes and deferred tax assets of approximately $5.6 million related to state and foreign income tax loss carryforwards available to reduce future income subject to income taxes. The amount of actual cash taxes we pay for federal, state, and foreign income taxes differs significantly from the effective income tax rate computed in accordance with GAAP, and from the normalized rate shown above.

The following table reconciles net (loss) income per share, the most directly comparable GAAP measure, to Adjusted Earnings Per Share for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except share and per share amounts)	2023	2022	2023	2022
Net (loss) income	$(3,384)	$(7,700)	$(116)	$19,410
Weighted average number of shares outstanding—basic	89,816,230	94,080,123	91,587,311	94,052,435
Weighted average number of shares outstanding—diluted	89,816,230	94,080,123	91,587,311	98,866,004

Net (loss) income per share—basic	$(0.04)	$(0.08)	$0.00	$0.21

Net (loss) income per share—diluted	$(0.04)	$(0.08)	$0.00	$0.20

Adjusted Net Income	$19,686	$20,474	$93,910	$106,545
Weighted average number of shares outstanding—basic	89,816,230	94,080,123	91,587,311	94,052,435
Weighted average number of shares outstanding—diluted	92,317,757	97,812,339	93,944,514	98,866,004

Adjusted Earnings Per Share—basic	$0.22	$0.22	$1.03	$1.13

Adjusted Earnings Per Share—diluted	$0.21	$0.21	$1.00	$1.08

The following table presents the calculation of Adjusted Diluted Earnings Per Share for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net (loss) income per share—diluted	$(0.04)	$(0.08)	$0.00	$0.20
Adjusted Net Income adjustments per share
Income tax provision (benefit)	0.08	(0.04)	0.13	0.09
Amortization of acquired intangible assets	0.11	0.11	0.44	0.49
Stock-based compensation	0.08	0.06	0.37	0.24
Loss on extinguishment of debt	0.00	0.04	0.00	0.04
Transaction expenses(1)	0.03	0.05	0.14	0.12
Restructuring(2)	0.03	0.05	0.23	0.09
Technology transformation(3)	0.00	0.04	0.04	0.17
Settlements impacting comparability(4)	—	0.03	—	0.03
Gain on interest rate swaps(5)	—	—	—	(0.01)
Other(6)	0.00	0.01	0.01	0.00
Income tax effect(7)	(0.08)	(0.06)	(0.36)	(0.38)

Adjusted Earnings Per Share—diluted	$0.21	$0.21	$1.00	$1.08

Weighted average number of shares outstanding used in computation of Adjusted Diluted Earnings Per Share:
Weighted average number of shares outstanding—diluted (GAAP)	89,816,230	94,080,123	91,587,311	98,866,004
Options not included in weighted average number of shares outstanding—diluted (GAAP) (using treasury stock method)	2,501,527	3,732,216	2,357,203	—

Weighted average number of shares outstanding—diluted (non-GAAP) (using treasury stock method)	92,317,757	97,812,339	93,944,514	98,866,004

(1)

Consists of transaction expenses related to M&A, associated earn-outs, one-time public company transition expenses and ancillary non-recurring public company expenses and fees associated with financing transactions.

(2)

Consists of restructuring-related costs, including executive recruiting and severance charges, and lease termination costs and disposal of fixed assets related to our real estate consolidation efforts. Beginning in 2020, we began executing a virtual-first strategy, closing offices and reducing office space globally. In 2022, we began executing on a restructuring program to realign senior leadership and functions with the goal of elevating our go-to-market strategy and accelerating our technology and product innovation. At the end of 2022, we also launched Project Nucleus which we expect to drive meaningful cost savings and efficiency gains in our cost of revenues.

(3)

Includes costs related to technology modernization, as well as costs related to decommissioning of on-premise production systems and redundant fulfillment systems of acquired companies and the migration to our platform. We believe that these costs are discrete and non-recurring in nature, as they relate to a one-time restructuring and decommissioning of our on-premise production systems and corporate technological infrastructure and the move to a managed service provider, decommissioning redundant fulfillment systems and modernizing internal functional systems. As such, they are not normal, recurring operating expenses and are not reflective of ongoing trends in the cost of doing business. The significant majority of these are related to the last two phases of Project Ignite, a three-phase strategic investment initiative launched in 2019 to create an enterprise-class global platform, with the remainder related to an investment made to modernize internal functional systems in preparation for our public company infrastructure. Phase two of Project Ignite was completed in 2022 and phase three of Project Ignite was completed in the first quarter of 2023.

(4)	Consists of non-recurring settlements and the related legal fees impacting comparability.
(5)

Consists of gains or losses on historical non-designated derivative interest rate swaps. See Part II. Item 7A. “Quantitative and Qualitative Disclosures about Market Risk—Interest Rate Risk” in our Annual Report on Form 10-K for the year ended December 31, 2023 for additional information on interest rate swaps.

(6)	Consists of gains or losses on foreign currency transactions and impairment of capitalized software.
(7)

Normalized effective tax rates of 27.9% and 23.3% have been used to compute Adjusted Net Income for the three months ended December 31, 2023 and 2022, respectively. Normalized effective tax rates of 26.5% and 26.3% have been used to compute Adjusted Net Income for the year ended December 31, 2023 and 2022, respectively. As of December 31, 2023, we had net operating loss carryforwards of approximately $15.7 million for federal income tax purposes and deferred tax assets of approximately $5.6 million related to state and foreign income tax loss carryforwards available to reduce future income subject to income taxes. The amount of actual cash taxes we pay for federal, state, and foreign income taxes differs significantly from the effective income tax rate computed in accordance with GAAP, and from the normalized rate shown above.

For further detail, see the footnotes to Part I. Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2023.

The following table reconciles net cash flow provided by operating activities, the most directly comparable GAAP measure, to Free Cash Flow for the periods presented:

	Three Months Ended December 31, 2023		Year Ended December 31,
(in thousands)	2023	2022	2023	2022
Net cash provided by operations	$31,185	$30,665	$96,861	$104,263
Purchases of intangible assets and capitalized software	(4,438)	(3,970)	(17,802)	(15,689)
Purchases of property and equipment	(1,183)	(520)	(2,560)	(4,498)

Free Cash Flow	$25,564	$26,175	$76,499	$84,076